Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 19, 2021, with respect to the consolidated financial statements of Capstead Mortgage Corporation incorporated by reference in Franklin BSP Realty Trust, Inc.’s Form 8-K/A filed November 12, 2021, which is incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Franklin BSP Realty Trust, Inc. for the registration of common stock, preferred stock, depositary shares, warrants, subscription rights, and units.

/s/ Ernst & Young LLP

Dallas, Texas

November 12, 2021